As filed with the Securities and Exchange Commission on July 22, 2021.
Registration No. 333-257872

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

GREENBROOK TMS INC.
(Exact name of Registrant as specified in its charter)

Ontario, Canada (Province or other jurisdiction of incorporation or organization)	8093 (Primary Standard Industrial Classification Code Number (if applicable))	98-1512724 (I.R.S. Employer Identification No. (if applicable))
890 Yonge Street, 7th Floor
Toronto, Ontario, Canada M4W 3P4
(416) 915-9100
(Address and telephone number of Registrant’s principal executive offices)
TMS NeuroHealth Centers Inc.
8401 Greensboro Drive, Suite 425
Tysons Corner, Virginia 22102
(416) 322-9700
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:
Erns Loubser Chief Financial Officer Greenbrook TMS Inc. 890 Yonge Street 7th Floor Toronto, Ontario, M4W 3P4 (416) 915-9100	Mile T. Kurta, Esq. Christopher R. Bornhorst, Esq. Torys LLP 1114 Avenue Of The Americas 23rd Floor New York, New York 10036 (212) 880-6000	David Chaikof Robbie Leibel Torys LLP 79 Wellington St. W Toronto, Ontario M5K 1N2 (416) 865-0040
Approximate date of commencement of proposed sale of the securities to the public:
From time to time after the effective date of this Registration Statement.
Ontario, Canada
(Principal jurisdiction regulating this offering)
It is proposed that this filing shall become effective (check appropriate box):
A.	☐	upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	at some future date (check the appropriate box below)
	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
	2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
	3.	☒	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(4)
Common Shares
Preferred Shares
Warrants
Subscription Receipts
Units
Total	$150,000,000	(3)	$150,000,000	$16,365

(1)
There are being registered under this Registration Statement such indeterminate number of common shares, preferred shares, warrants, subscription receipts and units of the Registrant and/or one or more selling shareholders as shall have an aggregate initial offering price not to exceed US$150,000,000 (or its equivalent in any other currency used to denominate the securities).

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(3)
The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.

(4)
Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act, or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

This short form base shelf prospectus has been filed under legislation in each of the provinces and territories of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.
No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes an offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities in those jurisdictions.
Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada and with the U.S. Securities and Exchange Commission. Copies of the documents incorporated herein by reference may be obtained on request without charge from the General Counsel of Greenbrook TMS Inc. at 890 Yonge Street, 7th Floor, Toronto, Ontario, Canada M4W 3P4 (telephone: (416) 915-9100), and are also available electronically at www.sedar.com and www.sec.gov.
SHORT FORM BASE SHELF PROSPECTUS
New Issue and/or Secondary Offering	July 22, 2021
GREENBROOK TMS INC.
Common Shares
Preferred Shares
Warrants
Subscription Receipts
Units
US$150,000,000
Greenbrook TMS Inc. (“Greenbrook” or the “Company”) may offer and issue from time to time common shares of the Company (“Common Shares”), preferred shares of the Company (“Preferred Shares”), warrants to purchase Common Shares or Preferred Shares (“Warrants”), subscription receipts (“Subscription Receipts”), or units (“Units”) comprised of one or more of the other securities described in this short form base shelf prospectus (the “Prospectus”) (all of the foregoing, collectively, the “Securities”) or any combination thereof for up to an aggregate initial offering price of US$150,000,000 (or the equivalent thereof in other currencies) during the 25-month period that this Prospectus, including any amendments hereto, remains effective. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying prospectus supplement (a “Prospectus Supplement”). In addition, the Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Company or one of its subsidiaries. The consideration for any such acquisition may consist of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities. One or more securityholders of the Company (each, a “Selling Shareholder”) may also offer and sell Securities under this Prospectus. See “Selling Shareholders”. The Company is filing this Prospectus in connection with the concurrent filing of a U.S. registration statement on Form F-10, of which this Prospectus forms a part (the “Registration Statement”), pursuant to the United States Securities Act of 1933, as amended (the “U.S. Securities Act”). See “Available Information”.
The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable (i) in the case of Common Shares, the number of Common Shares offered, the offering price, whether the Common Shares are being offered for cash, the persons offering the Common Shares and any other terms specific to the Common Shares being offered, (ii) in the case of Preferred Shares, the number of Preferred Shares offered, the designation of a particular class or series, if applicable, the offering price, whether the Preferred Shares are being offered for cash, the dividend rate, if any, any terms for redemption or retraction, any conversion rights, and any other terms specific to the Preferred Shares being offered, (iii) in the case of Warrants, the offering price, whether the Warrants are being offered for cash, the designation, the number and the terms of the Common Shares or Preferred Shares purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, the dates and periods of exercise, and any other terms specific to the Warrants being offered, (iv) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, whether the Subscription Receipts are being offered for cash, the procedures for the exchange of the Subscription Receipts for Common Shares, Preferred Shares or Warrants, as the case may be, and any other terms specific to the Subscription Receipts being offered, and (v) in the case of Units, the designation and terms of the Units and of the securities comprising the Units and any other specific terms. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to the Securities will be included in the Prospectus Supplement describing the Securities.
All shelf information permitted under applicable law to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus to the extent required under applicable securities laws. Each Prospectus Supplement will be incorporated by
(continued on next page)

(continued from cover)
reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.
This Prospectus constitutes a public offering of the Securities only in those jurisdictions where they may be lawfully offered for sale and only by persons permitted to sell the Securities in those jurisdictions. The Company and the Selling Shareholder(s) may offer and sell the Securities to, or through, underwriters or dealers purchasing as principals and may also sell directly to one or more purchasers or through agents or pursuant to applicable statutory exemptions. See “Plan of Distribution”. The Prospectus Supplement relating to each issue of Securities offered thereby will set forth the names of any underwriters, dealers or agents involved in the offering and sale of the Securities and will identify, if applicable, each underwriter, dealer or agent, as the case may be, engaged by the Company or the Selling Shareholder(s) in connection with the offering and sale of the Securities, and will set forth the terms of the offering of such Securities, including, to the extent applicable, any fees, discounts or any other compensation payable to underwriters, dealers or agents in connection with the offering, the method of distribution of the Securities, the identity of the Selling Shareholder(s), if any, the initial issue price (in the event that the offering is a fixed price distribution), the proceeds that the Company or the Selling Shareholder(s) will, or expects to receive and any other material terms of the plan of distribution.
The Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, the Securities may be offered at market prices prevailing at the time of sale (including, in the case of the Company but not the Selling Shareholders, sales in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102 — Shelf Distributions of the Canadian Securities Administrators (“NI 44-102”), at prices determined by reference to the prevailing price of a specified security in a specified market or at prices to be negotiated with purchasers, in which case the compensation payable to an underwriter, dealer or agent in connection with any such sale will be decreased by the amount, if any, by which the aggregate price paid for Securities by the purchasers is less than the gross proceeds paid by the underwriter, dealer or agent to the Company and/or the Selling Shareholder(s). The price at which the Securities will be offered and sold may vary from purchaser to purchaser and during the period of distribution.
In connection with any offering of Securities, other than an “at-the-market distribution” (as defined under applicable Canadian securities legislation), unless otherwise specified in a Prospectus Supplement, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Securities at a level other than those which otherwise might prevail on the open market. Such transactions may be commenced, interrupted or discontinued at any time. A purchaser who acquires Securities forming part of the underwriters’, dealers’ or agents’ over-allocation position acquires those securities under this Prospectus and the Prospectus Supplement relating to the particular offering of Securities, regardless of whether the over-allocation position is ultimately filled through the exercise of the over-allotment option or secondary market purchases. See “Plan of Distribution”. No underwriter or dealer involved in an “at-the-market distribution” under this Prospectus, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such underwriter or dealer will over-allot Securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities.
The outstanding Common Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “GTMS” and on the Nasdaq Capital Market of The NASDAQ Stock Market LLC (“NASDAQ”) under the symbol “GBNH”. Unless otherwise specified in the applicable Prospectus Supplement, no Securities, other than Common Shares, will be listed on any securities exchange.
The principal, head and registered office of the Company is located at 890 Yonge Street, 7th Floor, Toronto, Ontario, Canada, M4W 3P4. The Company’s United States corporate headquarters is located at 8401 Greensboro Drive, Suite 425, Tysons Corner, Virginia, United States, 22102.
The Company is permitted, under a multijurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States (“MJDS”), to prepare this Prospectus in accordance with the disclosure requirements of Canada. Prospective purchasers in the United States should be aware that such requirements are different from those of the United States. The financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and may not be comparable to financial statements of United States companies. The Company’s financial statements are audited in accordance with the Public Company Accounting Oversight Board (United States) auditing standards and Canadian and United States auditor independence standards.
The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Companyis incorporated under the laws ofthe Province of Ontario, Canada, that certain of its officers and directors and some of the experts named in the Prospectus are residentsof Canada, that some or all of theexperts, underwriters, dealers or agents named in any Prospectus Supplement may be residents of Canada, and that some of the Company’s assets and all or a substantial portion of the assets of these persons are located outside of the United States. See “Enforceability of Civil Liabilities in the United States”.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE OR CANADIAN SECURITIES COMMISSION OR REGULATORY AUTHORITY NOR HAS THE SEC OR ANY STATE OR CANADIAN SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.
Prospective purchasers should be aware that the acquisition of the Securities may have tax consequences in Canada and the United States. Such consequences for purchasers who are resident in, or citizens of, the United States may not be described fully herein or in any applicable Prospectus Supplement. Prospective purchasers should read the tax discussion contained in this Prospectus under the heading “Certain Income Tax Considerations” as well as the tax discussion, if any, contained in the applicable Prospectus Supplement with respect to a particular offering of Securities.
No underwriter has been involved in the preparation of this Prospectus nor has any underwriter performed any review of the contents of this Prospectus.
Investing in the Securities involves certain risks. Prospective purchasers of the Securities should carefully consider all the information in this Prospectus and in the documents incorporated by reference in this Prospectus.
ii

iii

GENERAL MATTERS
Unless otherwise noted or the context otherwise requires, the “Company”, “Greenbrook”, “we”, “us” or “our” refer to Greenbrook TMS Inc. together with its subsidiaries.
This Prospectus provides a general description of the Securities that we or a Selling Shareholder may offer. Each time we or a Selling Shareholder sells Securities under this Prospectus, we will provide you with a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before investing in any Securities, you should read both this Prospectus and any applicable Prospectus Supplement, together with the additional information described below and in the applicable Prospectus Supplement under “Documents Incorporated by Reference”.
Investors should rely only on information contained or incorporated by reference in this Prospectus and any applicable Prospectus Supplement. The Company has not authorized anyone to provide the investor with different information. The Company is not making an offer of the Securities in any jurisdiction where the offer is not permitted. Investors should not assume that the information contained in this Prospectus is accurate as of any date other than the date on the front of this Prospectus, unless otherwise noted herein or as required by law. It should be assumed that the information appearing in this Prospectus and the documents incorporated herein by reference are accurate only as of their respective dates. The business, financial condition, results of operations and prospects of the Company may have changed since those dates.
All Common Share numbers in this Prospectus have been adjusted to give effect to the consolidation of all of the Company’s issued and outstanding Common Shares effected on February 1, 2021 on the basis of one post-consolidation Common Share for every five pre-consolidation Common Shares (the “Share Consolidation”).
FORWARD-LOOKING STATEMENTS
Certain statements contained in this Prospectus and the documents incorporated by reference herein constitute forward-looking statements within the meaning of applicable securities laws in Canada and the United States, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking information may relate to the Company’s future financial outlook and anticipated events or results and may include information regarding the Company’s business, financial position, results of operations, business strategy, growth plans and strategies, technological development and implementation, budgets, operations, financial results, taxes, dividend policy, plans and objectives. Particularly, information regarding the Company’s expectations of future results, performance, achievements, prospects or opportunities or the markets in which it operates is forward-looking information. In some cases, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “targets”, “expects” or “does not expect”, “is expected”, “an opportunity exists”, “budget”, “scheduled”, “estimates”, “outlook”, “forecasts”, “projection”, “prospects”, “strategy”, “intends”, “anticipates”, “does not anticipate”, “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, “will”, “will be taken”, “occur” or “be achieved”. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances contain forward-looking information. Statements containing forward-looking information are not facts but instead represent management’s expectations, estimates and projections regarding future events or circumstances.
Forward-looking information in this Prospectus and the documents incorporated by reference herein includes, among other things, statements relating to: the Company’s expectations regarding its revenue, expenses, cash flow and operations; changes in laws and regulations affecting the Company and the regulatory environments in which it operates; the Company’s expectations regarding the potential market opportunity for the delivery of TMS (as defined below) therapy; the Company’s expectations regarding its growth rates and growth plans and strategies, including expectations regarding future growth of the TMS market; potential expansion of additional therapeutic indications approved for TMS therapy by the United States Food and Drug Administration (“FDA”); the Company’s business plans and strategies; the Company’s expectations regarding the implementation and expansion of the Spravato® pilot program; changes in reimbursement rates by insurance payors; the Company’s expectations regarding the outcome of litigation and payment obligations in respect of prior settlements; the Company’s ability to attract and retain medical practitioners and qualified technicians at the Company’s network of outpatient mental health service centers that specialize in TMS treatment (each, a “TMS Center”); the Company’s competitive position in its industry and its expectations regarding competition; anticipated trends and challenges in the Company’s business and the markets in which it operates; access to capital and the terms relating thereto; technological changes in the Company’s industry; the Company’s expectations regarding geographic expansions; the Company’s expectations regarding new TMS Center openings and the timing thereof; the Company’s expectations regarding mergers and acquisitions; successful execution of internal plans; anticipated costs of capital investments; the Company’s intentions with respect to the implementation of new accounting standards; and the impact of the novel coronavirus, COVID-19 (“COVID-19”), pandemic on the Company.
This forward-looking information and other forward-looking information are based on the Company’s opinions, estimates and assumptions in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors that the Company currently believes are appropriate and reasonable in the circumstances. Despite a careful process to prepare and review the forward-looking information, there can be no assurance that the underlying opinions, estimates and assumptions will prove to be correct.
The forward-looking information in this Prospectus and the documents incorporated by reference herein is necessarily based on a number of opinions, estimates and assumptions that the Company considered appropriate and reasonable as of the date such statements were made. It is also subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking information, including the following risk factors: successful execution of the Company’s growth strategies; inability to attract key managerial and other non-medical personnel; risks related to changes in reimbursement rates by commercial insurance plans, Medicare and other non-Medicare government insurance plans; imposition of additional requirements related to the provision of TMS therapy by commercial insurance plans, Medicare and other non-Medicare government insurance plans that increase the cost or complexity of furnishing TMS therapy; reduction in reimbursement rates by higher-paying commercial insurance providers; dependency on referrals from physicians and failure to attract new patients; failure to recruit and retain sufficient qualified psychiatrists; ability to obtain TMS devices (“TMS Devices”) from the Company’s suppliers on a timely basis at competitive costs could suffer as a result of deterioration or changes in supplier relationships or events that adversely affect the Company’s suppliers or cause disruption to their businesses; failure to reduce operating expenses and labor costs in a timely manner; inability to achieve or sustain profitability in the future or an inability to secure additional financing to fund losses; risks related to the use of partnerships and other management services frameworks; risks associated with leasing space and equipment for the Company’s TMS Centers; inability to successfully open and operate new TMS Centers profitably or at all; risks associated with geographic expansion in regions which may have lower awareness of the Company’s brand or TMS therapy in general; claims made by or against the Company, which may result in litigation; risks associated with professional malpractice liability claims; reduction in demand for the Company’s services as a result of new drug development and/or technological changes within the Company’s industry; impact of uncertainty related to potential changes to U.S. healthcare laws and regulations; risks associated with anti-kickback, fraud and abuse laws; risks associated with compliance with laws relating to the practice of medicine; the constantly evolving nature of the regulatory framework in which the Company operates; costs associated with compliance with U.S. federal and state laws and regulations and risks associated with failure to comply; assessments for additional taxes which could affect the Company’s operating results; inability to manage the Company’s operations at its current size; the Company’s competitive industry and the size and resources of some of its competitors; the labor-intensive nature of the Company’s business being adversely affected if it is unable to maintain satisfactory relations with its employees or the occurrence of union attempts to organize its employees; insurance-related risks; complications associated with the Company’s billing and collections systems; material disruptions in or security breaches affecting the Company’s information technology systems; natural disasters and unusual weather; disruptions to the operations at the Company’s head office locations; upgrade or replacement of core information technology systems; changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters; inability to maintain effective controls over financial reporting; risks associated with dilution of equity ownership; volatility in the market price for the Shares; prolonged decline in the price of the Shares reducing the Company’s ability to raise capital; significant influence of Greybrook Health Inc. (“Greybrook Health” or the “Promoter”); increases to indebtedness levels causing a reduction in financial flexibility; future sales of the

Company’s securities by existing shareholders causing the market price for the Common Shares to decline; impact of future offerings of debt securities on dividend and liquidation distributions; no cash dividends for the foreseeable future; an active, liquid and orderly trading market for the Securities failing to develop; different shareholder protections in Canada as compared to the United States and elsewhere; treatment of the Company as a U.S. domestic corporation for U.S. federal income tax purposes; any issuance of Preferred Shares may hinder another person’s ability to acquire the Company; the Company’s trading price and volume could decline if analysts do not publish research or publish inaccurate or unfavorable research about the Company or its business; increases to costs as a result of operating as a U.S. public company; the Company’s potential to incur significant additional costs if it were to lose its “foreign private issuer” status in the future; the COVID-19 pandemic having a material adverse impact on the future results of the Company; and risks related to forward-looking information contained in this Prospectus and the documents incorporated by reference herein.
If any of these risks or uncertainties materialize, or if the opinions, estimates or assumptions underlying the forward-looking information prove incorrect, actual results or future events might vary materially from those anticipated in the forward-looking information. The opinions, estimates or assumptions referred to above should be considered carefully by readers. Additional information about these assumptions, risks and uncertainties is contained in this Prospectus under the heading “Risk Factors” and in the Company’s filings with securities regulators, including the Annual Information Form, the Annual MD&A and the Interim MD&A (each as defined below).
Various assumptions or factors are typically applied in drawing conclusions or making the forecasts or projections set out in forward-looking information. Those assumptions and factors are based on information currently available to the Company, including information obtained from third party industry analysts and other third-party sources. In some instances, material assumptions and factors are presented or discussed elsewhere in this Prospectus or the documents incorporated by reference herein in connection with the statements or disclosure containing the forward-looking information. Readers are cautioned that the following list of material factors and assumptions is not exhaustive. The factors and assumptions include, but are not limited to: no unforeseen changes in the legislative and operating framework for the Company’s business; no unforeseen changes in the prices for the Company’s services in markets where prices are regulated; no unforeseen changes in the reimbursement rates of commercial, Medicare and other non-Medicare government insurance plans; no unforeseen changes in the regulatory environment for the Company’s services; a stable competitive environment; and no significant event occurring outside the ordinary course of business.
Although the Company has attempted to identify important risk factors that could cause actual results or future events to differ materially from those contained in forward-looking information, there may be other risk factors not presently known to the Company or that the Company presently believes are not material that could also cause actual results or future events to differ materially from those expressed in such forward-looking information. There can be no assurance that such information will prove to be accurate. Accordingly, readers should not place undue reliance on forward-looking information, which speaks only to opinions, estimates and assumptions as of the date made. The forward-looking information contained in this Prospectus and the documents incorporated by reference herein represents the Company’s expectations as of the date of this Prospectus (or as of the date they are otherwise stated to be made) and are subject to change after such date. The Company disclaims any intention or obligation or undertaking to update or revise any forward-looking information whether as a result of new information, future events or otherwise, except as required under applicable securities laws.
All of the forward-looking information contained in this Prospectus or the documents incorporated by reference herein is expressly qualified by the foregoing cautionary statements.
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
The following documents have been, or will be filed with the SEC as part of the Registration Statement: (1) the documents listed under the heading “Documents Incorporated by Reference”; (2) the consents of KPMG LLP and Torys LLP; and (3) the powers of attorney from the directors and certain officers of the Company. A copy of the form of warrant indenture or subscription receipt agreement, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed with, or furnished to, the SEC under the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”).

AVAILABLE INFORMATION
The Company files reports and other information with the securities commissions and similar regulatory authorities in each of the provinces and territories of Canada. These reports and information are available to the public free of charge on SEDAR at www.sedar.com.
The Company has filed with the SEC the Registration Statement relating to the Securities. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information contained in the Registration Statement, certain items of which are contained in the exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. Statements included in this Prospectus or incorporated herein by reference about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance investors should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.
The Company is subject to the information requirements of the U.S. Exchange Act and applicable Canadian securities legislation and, in accordance therewith, files reports and other information with the SEC and with the securities regulatory authorities in Canada. Under the multijurisdictional disclosure system adopted by the United States and Canada, documents and other information that the Company files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Company is not required to publish financial statements as promptly as U.S. companies subject to the applicable provisions of the U.S. Exchange Act.
Investors may read any document that the Company has filed with, or furnished to, the SEC at the SEC’s website at www.sec.gov for further information about the public reference rooms. Investors may read and download some of the documents the Company has filed with the SEC’s Electronic Data Gathering, Analysis and Retrieval system at www.sec.gov.
PRESENTATION OF FINANCIAL INFORMATION
The financial statements of the Company incorporated herein by reference and in any Prospectus Supplement are reported in U.S. dollars and have been prepared in accordance with IFRS. IFRS differs in some significant respects from generally accepted accounting principles in the United States, and thus the financial statements may not be comparable to financial statements of U.S. companies.
All dollar amounts in this Prospectus are expressed in United States dollars, except as otherwise indicated. References to “$”, “US$” or “dollars” are to United States dollars and references to “C$” are to Canadian dollars.
Certain calculations included in tables and other figures in this Prospectus have been rounded for clarity of presentation.
EXCHANGE RATE INFORMATION
The following table sets forth, for each of the periods indicated, the high, low, average and period end spot rates of exchange for one United States dollar, expressed in Canadian dollars, published by the Bank of Canada.
	Year ended December 31,		Three months ended March 31,
	2020 (C$)	2019 (C$)	2021 (C$)	2020 (C$)
High	1.4496	1.3600	1.2828	1.4496
Low	1.2718	1.2988	1.2455	1.2970
Average	1.3415	1.3269	1.2660	1.3449
Period End	1.2732	1.2988	1.2575	1.4187

On July 21, 2021, the rate of exchange posted by the Bank of Canada for conversion of United States dollars into Canadian dollars was US$1.00 = C$1.2589. The Company makes no representation that Canadian dollars could be converted into United States dollars at that rate or any other rate.
THE COMPANY
Operating through 130 Company-operated treatment centers, Greenbrook is a leading provider of Transcranial Magnetic Stimulation (“TMS”) therapy, an FDA-cleared, non-invasive therapy for the treatment of Major Depressive Disorder (“MDD”) and other mental health disorders, in the United States. TMS therapy provides local electromagnetic stimulation to specific brain regions known to be directly associated with mood regulation. Greenbrook has provided more than 620,000 TMS treatments to over 17,000 patients struggling with depression.
The principal, head and registered office of the Company is located at 890 Yonge Street, 7th Floor, Toronto, Ontario, Canada M4W 3P4. The Company’s United States corporate headquarters is located at 8401 Greensboro Drive, Suite 425, Tysons Corner, Virginia, United States, 22102.
Further information regarding the Company and its business is set out in the Annual Information Form, which is incorporated herein by reference.
RECENT DEVELOPMENTS
Completion of Private Placement
On June 14, 2021, the Company completed a non-brokered private placement (the “Private Placement”) of Common Shares in reliance upon rule 506(c) under the U.S. Securities Act. Pursuant to the Private Placement, an aggregate of 2,353,347 Common Shares were issued at a price of US$10.00 per share, for aggregate gross proceeds to the Company of approximately US$23.5 million. The financing was led by new investor Masters Special Situations, LLC and affiliates thereof (“MSS”). Additional new investors, including BioStar Capital, also participated in the financing, along with existing investors, Greybrook Health and 1315 Capital II, L.P. (“1315 Capital”). The Company intends to use the proceeds from the Private Placement for the development of new TMS Centers as well as working capital and general corporate purposes.
In connection with the Private Placement, MSS, Greybrook Health and 1315 Capital each received the right to appoint a nominee to the board of directors of the Company as well as rights to participate in future equity issuances by the Company in order to maintain such investors’ pro rata ownership interest in the Company. In addition, all of the Subscribers (as defined below) received customary resale, demand and “piggy-back” registration rights. See “Selling Shareholders” and “Material Contracts”.
COVID-19 Business Update
Our active TMS Centers are expected to remain open despite the COVID-19 pandemic to both current and new patients, including as “essential businesses” under local health protocols.
Our entire team continues to work tirelessly to deliver the highest quality of care at all of our TMS Centers, while at the same time taking all possible steps to safeguard the health and well-being of our patients, employees and physician partners. We see these challenging operating conditions as temporary and we are starting to see a positive change in sentiment.
The COVID-19 pandemic has negatively impacted payor processes, causing a slowdown in collections and payors’ responsiveness to billing related communications throughout fiscal 2020 and the three months ended March 31, 2021. We also experienced further delays in both credentialling and re-credentialling processes completed as part of our billing enhancements across our payor population. See “Risk Factors — The COVID-19 pandemic may have a material adverse effect on our business, financial condition and future growth opportunities”.
Supplemental Information Relating to Revenue and Accounts Receivable
The Company wishes to provide the following supplemental and clarifying information relating to the adjustment to its variable consideration estimate, which we refer to as a “provision” from time to time, recognized by the Company against revenue in the fourth quarter of the year ended December 31, 2020, as disclosed in the Annual MD&A incorporated by reference herein.
Due to the nature of our industry and complexity of our revenue arrangements, where price lists are subject to the discretion of payors, variable consideration exists that may result in price concessions and constraints to the transaction price for the services rendered.
In estimating this variable consideration, we consider various factors including, but not limited to, the following:
•
commercial payors and the administrators of federally-funded healthcare programs exercise discretion over pricing and may establish a base fee schedule for TMS (which is subject to change prior to final settlement) or negotiate a specific reimbursement rate with an individual TMS provider;

•
average of previous net service fees received by the applicable payor and fees received by other patients for similar services;

•
management’s best estimate, leveraging industry knowledge and expectations of third-party payors’ fee schedules;

•
factors that would influence the contractual rate and the related benefit coverage, such as obtaining pre-authorization of services and determining whether the procedure is medically necessary;

•
probability of failure in obtaining timely proper provider credentialing (including re-credentialling) and documentation, in order to bill various payors which may result in enhanced price concessions; and

•
variation in coverage for similar services among various payors and various payor benefit plans.

The Company updates the estimated transaction price (including updating its assessment of whether an estimate of variable consideration is constrained) to represent faithfully the circumstances present at the end of the reporting period and the changes in circumstances during the reporting period in which such variances become known.
The above factors are not related to the creditworthiness of the large medical insurance companies and government-backed health plans encompassing the significant majority of our payors. The payors (large insurers and government agencies) have the ability and intent to pay, but price lists for our services are subject to the discretion of payors. As a result, the adjustment to reduce the transaction price and constrain the variable consideration is a price concession and not indicative of credit risk on the payors (i.e. not a bad debt expense).
The COVID-19 pandemic negatively impacted payor processes through a lack of timely and accurate communication resulting in a greater chance of price concession. As a result, the following factors involved in estimating variable consideration further constrained the transaction price for services rendered:
•
management’s best estimate, leveraging industry knowledge and expectations of third-party payors’ fee schedules;

•
probability of failure in obtaining timely and accurate benefits information;

•
probability of failure in obtaining timely and accurate pre-authorization of services; and

•
probability of failure in obtaining timely proper provider credentialing (including re-credentialling) and documentation, in order to bill various payors.

During the initial onset of the COVID-19 pandemic, we expected a temporary impact to the payor processes, as described above, including the impact of our billing enhancements. However, when operations began to normalize in the fourth quarter of 2020, management determined that additional price concessions were necessary based on the continued nature of the impact to payor processes at that time.
A quantitative reconciliation of accounts receivable in respect of the years ended December 31, 2020 and 2019 and the three-month periods ended March 31, 2021 and 2020 are provided below, which includes a quantification of the provision for the adjustment to variable consideration estimate resulting from the additional price concessions which were deemed necessary:
(US$)	December 31, 2020	December 31, 2019	March 31, 2021	March 31, 2020
Opening accounts receivable balance as at January 1,	10,091,087	7,131,661	10,708,062	10,091,087
Revenue recognized based on expected value	46,284,419	35,685,531	12,482,512	11,420,502
Provision for adjustment to variable consideration estimate	(3,155,240)	—	(1,169,337)	—
Bad debt expense(1)	—	(2,894,989)	—	—
Payments received	(42,512,204)	(29,831,116)	(11,285,025)	(10,555,114)
Ending accounts receivable balance as at end of period	$10,708,062	$10,091,087	$10,736,212	$10,956,475

Note:
(1)
As described in the Company’s audited consolidated financial statements for the financial year ended December 31, 2019, bad debt expense related to the write-off of accounts receivable that were identified during the migration to a scalable billing and reimbursement platform completed during the year ended December 31, 2019.

The Company’s aging schedule in respect of its accounts receivable balance as at December 31, 2020 and 2019, and as at March 31, 2021, are provided below:
Days since service delivered	As at March 31, 2021	As at December 31, 2020	As at December 31, 2019
0-90	$4,959,069	$5,009,224	$5,208,231
91-180	$1,890,888	$2,317,030	$1,904,727
181-270	$1,700,847	$1,746,512	$1,354,368
270+	$2,185,408	$1,635,296	$1,623,761
Total accounts receivable	$10,736,212	$10,708,062	$10,091,087
Based on the Company’s industry, none of the accounts receivable in the table above are considered “past due”. Furthermore, the payors have the ability and intent to pay, but price lists for the Company’s services are subject to the discretion of payors. As such, the timing of collections is not linked to increased credit risk. The Company continues to collect on services rendered in excess of 24 months from the date such services were rendered.
TMS Center Expansion Opportunities
The Company is in various stages of negotiations and due diligence in respect of other potential TMS Center expansion opportunities. There can be no assurance that these negotiations will result in TMS Center expansion for the Company or, if they do, what the final terms or timing of such opportunities would be. The Company expects to continue current negotiations and discussions and actively pursue other TMS Center expansion opportunities, including through in-region growth and development, development of new regions and merger and acquisition opportunities. Candidate TMS practices that are considered for potential acquisitions are those with, among other potential attributes, well-established operations and regional footprints, experienced leadership and management teams and favorable payor contract terms. None of these potential acquisitions, if consummated, would constitute a “significant acquisition” for the Company under Part 8 of National Instrument 51-102 — Continuous Disclosure Obligations. Furthermore, the Company’s current cash balance and working capital as at the date hereof will not be utilized to fund any cash consideration necessary to fund the purchase price in respect of any merger and acquisition opportunities. Instead, management plans to secure any necessary additional financing through the issuance of new public or private equity or debt instruments, and no merger and acquisition opportunities will be consummated until such additional financing has been completed. There can be no assurance that additional future funding will be available to the Company, or that it will be available on terms which are acceptable to management. See “Risk Factors”.
DOCUMENTS INCORPORATED BY REFERENCE
Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar regulatory authorities in Canada and which have been filed with the SEC in the United States as exhibits to the Registration Statement. Copies of these documents may be obtained on request without charge from the General Counsel of Greenbrook at 890 Yonge Street, 7th Floor, Toronto, Ontario, Canada M4W 3P4, by telephone at (416) 915-9100 or by accessing these documents through the Internet on the Company’s website at www.greenbrooktms.com, on SEDAR at www.sedar.com or on EDGAR at www.sec.gov.
Except to the extent that their contents are modified or superseded by a statement contained in this Prospectus or in any other subsequently filed document that is also incorporated by reference in this Prospectus, the following documents of the Company filed with the securities commissions or similar regulatory authorities in Canada and which have been filed with the SEC in the United States as exhibits to the Registration Statement are specifically incorporated by reference into, and form an integral part of, this Prospectus:
(a)
the Company’s annual information form for the year ended December 31, 2020 dated March 30, 2021 (the “Annual Information Form”);

(b)
the audited consolidated financial statements of the Company for the financial years ended December 31, 2020 and December 31, 2019, and the notes thereto together with the report of the independent auditors thereon (the “Annual Financial Statements”);

(c)
management’s discussion and analysis of the Company dated March 30, 2021 for the Annual Financial Statements (the “Annual MD&A”);

(d)
the unaudited condensed interim consolidated financial statements of the Company and the notes thereto for the three-month periods ended March 31, 2021 and 2020 (the “Interim Financial Statements”);

(e)
management’s discussion and analysis of the Company dated May 14, 2021 for the Interim Financial Statements (the “Interim MD&A”);

(f)
the management information circular of the Company dated December 4, 2020 in connection with its special meeting of shareholders held on January 12, 2021;

(g)
the management information circular of the Company dated May 7, 2021 in connection with its annual and special meeting of shareholders held on June 14, 2021;

(h)
the material change report of the Company dated February 2, 2021 in respect of the Share Consolidation;

(i)
the material change report of the Company dated January 11, 2021 in respect of the Company’s US$30 million secured credit facility with Oxford Finance LLC (the “New Credit Facility”); and

(j)
the material change report of the Company dated June 22, 2021 in respect of the Private Placement.

Any document of the type referred to in section 11.1 of Form 44-101F1 of National Instrument 44-101 — Short Form Prospectus Distributions filed by the Company with the securities commissions or similar regulatory authorities in Canada and the United States after the date of this Prospectus and all Prospectus Supplements, disclosing additional or updated information filed pursuant to the requirements of applicable securities legislation in Canada and the United States and during the period that this Prospectus is effective, shall be deemed to be incorporated by reference in this Prospectus. In addition, any “template version” of “marketing materials” (as defined in National Instrument 41-101 — General Prospectus Requirements) filed after the date of a Prospectus Supplement and prior to the termination of the offering of

Securities to which such Prospectus Supplement relates, shall be deemed to be incorporated by reference into such Prospectus Supplement. In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished to the SEC after the date of this Prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the Registration Statement of which this Prospectus forms a part. In addition, the Company may incorporate by reference as an exhibit to the Registration Statement or into the Prospectus which forms a part of the Registration Statement, information from documents that the Company files with or furnishes to the SEC pursuant to Section 13(a) or 15(d) of the U.S. Exchange Act. The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to the Company and prospective purchasers of Securities should review all information contained in this Prospectus and the documents incorporated or deemed to be incorporated herein by reference.
Upon a new annual information form and related annual consolidated financial statements being filed by the Company with the applicable securities regulatory authorities during the duration that this Prospectus is effective, the previous annual information form, the previous annual consolidated financial statements and all interim consolidated financial statements, and in each case the accompanying management’s discussion and analysis, information circulars (to the extent the disclosure is inconsistent) and material change reports filed prior to the commencement of the financial year of the Company in which the new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon interim consolidated financial statements and the accompanying management’s discussion and analysis being filed by the Company with the applicable securities regulatory authorities during the duration that this Prospectus is effective, all interim consolidated financial statements and the accompanying management’s discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.
A Prospectus Supplement containing the specific terms of an offering of Securities and other information relating to the Securities will be delivered to prospective purchasers of such Securities together with this Prospectus and will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement but only for the purpose of the offering of the Securities covered by that Prospectus Supplement.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

CONSOLIDATED CAPITALIZATION
The table below sets forth our capitalization as of March 31, 2021 (1) on an actual basis and (2) as adjusted to give effect to the Private Placement. You should read this table in conjunction with our Interim Financial Statements which is incorporated by reference herein.
	As of March 31, 2021
	(Actual)	(As adjusted)
(US$)	(Unaudited)
Cash	$5,933,799	$29,467,269
Long-term portion of:
Loans payable	$14,762,928	$14,762,928
Deferred grant income(1)	155,239	155,239
Lease liabilities(2)	22,572,241	22,572,241
Total long-term debt	$37,490,408	$37,490,408
Equity
Shares	$63,254,170	$86,787,640
Contributed surplus	3,548,936	3,548,936
Deficit	(67,828,530)	(67,828,530)
Non-controlling interest	(1,110,172)	(1,110,172)
Total equity	$(2,135,596)	$21,397,874
Total capitalization (long-term debt and equity)	$35,354,812	$58,888,282

Notes:
(1)
The deferred grant income arises from the difference between the fair value of the Company’s unsecured loan in the amount of US$3,080,760 made under the United States Paycheck Protection Program at inception and the loan proceeds received therefrom in April 2020.

(2)
Under IFRS 16 — Leases, a lessee is required to recognize a right-of-use asset, representing its right to use the underlying asset, and a lease liability, representing its obligation to make future lease payments for all leases with a term of more than 12 months.

USE OF PROCEEDS
The use of the net proceeds from the sale of Securities will be described in a Prospectus Supplement relating to the specific issuance of such Securities. All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the proceeds of the offering or from the Company’s general funds, unless otherwise stated in the applicable Prospectus Supplement.
The Company may, from time to time, issue securities (including Securities) other than pursuant to this Prospectus.
The Company will not receive any proceeds from any sale of Securities by a Selling Shareholder.
SELLING SHAREHOLDERS
This Prospectus may also, from time to time, relate to the offering of the Securities by way of a secondary offering (each, a “Secondary Offering”) by one or more Selling Shareholders. As of the date of this Prospectus, the potential Selling Shareholders include MSS, 1315 Capital, Greybrook Health, BioStar Capital, Steward Capital Holdings, LP, and Avenaero Holdings, LLC (collectively, the “Subscribers”). Each such Subscriber has certain customary registrations rights, granted by us under certain registration rights agreements, for the future resale in the United States of the Common Shares purchased by such Subscribers, including in connection with the Private Placement. See “Recent Developments – Completion of Private Placement”. Other shareholders of the Company may, however, become a Selling Shareholder under this Prospectus during the 25-month period that this Prospectus, including any amendments thereto, remains effective.

The terms under which the Securities may be offered by Selling Shareholders will be described in the applicable Prospectus Supplement. The Prospectus Supplement for or including any Secondary Offering will include, without limitation, where applicable: (i) the names of the Selling Shareholders; (ii) the number and type of Securities owned, controlled or directed by each Selling Shareholder; (iii) the number of Securitiesbeing distributed for the accounts of each Selling Shareholder; (iv) the number of Securities to be owned, controlled or directed by each Selling Shareholder after the distribution and the percentage that number or amount represents out of the total number of outstanding Securities of the class or series; (v) whether the Securities are owned by the Selling Shareholders, both of record and beneficially, of record only or beneficially only; (vi) if a Selling Shareholder purchased any of the Securities held by such Selling Shareholder in the 12 months preceding the date of the Prospectus Supplement, the date or dates the Selling Shareholder acquired the Securities; (vii) if a Selling Shareholder acquired the Securities held by such Selling Shareholder in the 12 months preceding the date of the Prospectus Supplement, the cost thereof to the Selling Shareholder in the aggregate and on a per security basis; and (viii) the disclosure required by Item 1.11 of Form 44-101F1 — Short Form Prospectus, and, if applicable, each Selling Shareholder will file a non-issuer’s submission to jurisdiction form with the applicable Prospectus Supplement. No Selling Shareholder may distribute Securities pursuant to an “at-the-market distribution” in Canada.
PLAN OF DISTRIBUTION
The Company and the Selling Shareholders may from time to time during the 25-month period that this Prospectus, including any amendments thereto, remains effective, offer for sale and issue up to an aggregate of US$150,000,000 (or the equivalent in other currencies based on the applicable exchange rate at the time of the offering) in Securities hereunder. To the extent there are any Secondary Offerings, the aggregate amount of Securities that may be offered and sold by the Company hereunder shall be reduced by the aggregate amount of such Secondary Offerings.
The Company and the Selling Shareholders may offer and sell the Securities to or through underwriters or dealers purchasing as principals, and may also sell directly to one or more purchasers or through agents or pursuant to applicable statutory exemptions. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, as the case may be, engaged by the Company or any Selling Shareholder in connection with the offering and sale of the Securities, and will set forth the terms of the offering of such Securities, including, to the extent applicable, any fees, discounts or any other compensation payable to underwriters, dealers or agents in connection with the offering, the method of distribution of the Securities, the identity of the Selling Shareholders, if any, the initial issue price, the proceeds that the Company or the Selling Shareholder, as applicable, will receive and any other material terms of the plan of distribution. Any initial offering price and discounts, concessions or commissions allowed or re-allowed or paid to dealers may be changed from time to time.
In addition, the Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Company or one of its subsidiaries. The consideration for any such acquisition may consist of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities. In addition, one or more Selling Shareholders may sell Securities to or through underwriters or dealers purchasing as principals and may also sell Securities to one or more purchasers directly, through statutory exemptions, or through agents designated from time to time.
The Securities may be sold from time to time in one or more transactions at a fixed price or prices or at prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in NI 44-102, including sales made directly on the TSX, NASDAQ or other existing trading markets for the Common Shares. The price at which the Securities will be offered and sold may vary from purchaser to purchaser and during the period of distribution.
In connection with the sale of the Securities, underwriters, dealers or agents may receive compensation from the Company, any Selling Shareholder or from other parties, including in the form of underwriters’, dealers’ or agents’ fees, commissions or concessions. Underwriters, dealers and agents that participate in the distribution of the Securities may be deemed to be underwriters for the purposes of applicable Canadian and/or U.S. securities legislation and any such compensation received by them from the Company or any Selling Shareholder and any profit on the resale of the Securities by them may be deemed to be underwriting commissions.
In connection with any offering of Securities, except as otherwise set out in a Prospectus Supplement relating to a particular offering of Securities and other than in relation to an “at-the-market distribution”, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions intended to fix, stabilize, maintain or otherwise affect the market price of the Securities at a level other than those which otherwise might prevail on the open market. Such transactions may be commenced, interrupted or discontinued at any time.
Underwriters, dealers or agents who participate in the distribution of the Securities may be entitled, under agreements to be entered into with the Company and/or any Selling Shareholder, to indemnification by the Company and/or any Selling Shareholder against certain liabilities, including liabilities under Canadian and/or U.S. securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.
Unless otherwise specified in the applicable Prospectus Supplement, each series or issue of Securities (other than Common Shares) will be a new issue of Securities with no established trading market. Accordingly, there is currently no market through which the Securities (other than Common Shares) may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation.
This Prospectus constitutes a public offering of these Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such Securities.
DESCRIPTION OF SHARE CAPITAL
The following is a summary of the rights, privileges, restrictions and conditions of or attaching to the Common Shares. The Company is authorized to issue an unlimited number of Common Shares and an unlimited number of preferred shares, issuable in series. As at July 21, 2021, there were 16,094,135 Common Shares and no Preferred Shares issued and outstanding.
Common Shares
Each Common Share entitles the holder thereof to receive notice of any meetings of shareholders of the Company, to attend and to cast one vote at all such meetings. Holders of Common Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the Common Shares entitled to vote in any election of directors may elect all directors standing for election. The holders of Common Shares are entitled to receive if, as and when declared by the board of directors of the Company (the “Board”), dividends in such amounts as shall be determined by the Board in its discretion. The holders of Common Shares have the right to receive the Company’s remaining property and assets after payment of debts and other liabilities on a pro rata basis in the event of a liquidation, dissolution or winding-up, whether voluntary or involuntary. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.
Further information relating to the Common Shares is set out in the Annual Information Form, which is incorporated by reference herein.
Preferred Shares
The Preferred Shares may be issued in one or more series, each series to consist of such number of shares as may, before the issue thereof, be fixed by resolution of the Board. The directors shall determine before the issue thereof the designations, rights, privileges, restrictions and conditions attaching to the Preferred Shares of each series including the rate or amount of dividends or the method of calculating dividends, the dates of payment thereof, the redemption and/or purchase prices and terms and conditions of redemption and/or purchase, any voting rights, any conversion rights and any sinking fund or other provisions.

The Preferred Shares of each series will, with respect to payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding up, rank on a parity with the Preferred Shares of every other series and be entitled to preference over the Common Shares and over any other shares ranking junior to the Preferred Shares. The Preferred Shares of any series may also be given such other preferences over the Common Shares and over any other shares ranking junior to the Preferred Shares as may be fixed by the directors.
TRADING PRICE AND VOLUME
The Common Shares are listed for trading on the TSX under the symbol “GTMS” and on NASDAQ under the symbol “GBNH”. The following tables show the monthly range of high and low prices per Common Share at the close of market on the TSX and NASDAQ, as well as total monthly volumes of the Common Shares traded on the TSX and NASDAQ for the periods indicated:
TSX(1)
	High (C$)	Low (C$)	Volume
2020
July	8.00	7.00	27,426
August	7.80	6.75	75,217
September	7.80	6.60	125,557
October	8.25	6.50	112,452
November	7.80	6.65	351,154
December	13.85	7.00	279,064
2021
January	20.45	11.15	330,406
February	22.40	17.50	519,725
March	19.80	14.24	446,792
April	17.58	13.00	101,864
May	14.69	11.80	117,680
June	16.63	11.70	149,677
July 1-21	16.49	14.06	36,460

Note:
(1)
The Shares commenced trading on the TSX on a post-Share Consolidation basis effective at the opening of trading on February 4, 2021. The data presented in the table above is shown on a post-Share Consolidation basis for all periods.

NASDAQ(2)
	High (US$)	Low (US$)	Volume
2021
March 16-31	16.00	11.55	32,680
April	14.00	10.79	25,965
May	12.01	9.23	55,331
June	13.89	9.55	171,350
July 1-21	13.01	11.13	63,809

Note:
(2)
The Shares commenced trading on NASDAQ on March 16, 2021.

PRIOR SALES
The Company has not issued any Common Shares, or securities convertible or exchangeable into Common Shares, during the 12-month period preceding the date of this Prospectus, except as described below:
Date Issued	Type of Securities Issued	Number of Securities Issued	Issue/Exercise Price Per Share	Nature of Issuance
December 31, 2020	Warrants	51,307	C$11.20	Issuance of Lender Warrants
February 4, 2021	Common Shares	1,800	C$16.25	Exercise of Broker Warrants
February 17, 2021	Stock Options	139,500	C$20.43	Stock Option Grant
March 26, 2021	Common Shares	231,011	C$16.70	Earn-Out Consideration(1)
April 27, 2021	Common Shares	500	US$7.50	Exercise of Stock Options
May 14, 2021	Stock Options	5,000	US$10.70	Stock Option Grant
May 25, 2021	Common Shares	5,000	US$5.00	Exercise of Stock Options
June 14, 2021	Common Shares	2,353,347	US$10.00	Private Placement
Note:
(1)
A portion of the purchase price payable in respect of the acquisition of Achieve TMS Centers, LLC and Achieve TMS Alaska, LLC (collectively, “Achieve TMS”) is subject to an earn-out based on the earnings before interest, tax, depreciation and amortization achieved by Achieve TMS during the twelve-month period following September 26, 2019 (the “Earn-Out”). The Earn-Out was partially settled through the issuance of an aggregate of 231,011 Common Shares to the vendors on March 26, 2021.

DESCRIPTION OF WARRANTS
The Company may issue Warrants to purchase Common Shares or Preferred Shares. This section describes the general terms that will apply to any Warrants issued pursuant to this Prospectus. Warrants may be offered separately or together with other Securities and may be attached to or separate from any other Securities.
Unless the applicable Prospectus Supplement otherwise indicates, each series of Warrants will be issued under a separate warrant indenture to be entered into between the Company and one or more banks or trust companies acting as Warrant agent. The Warrant agent will act solely as the agent of the Company and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. A copy of each warrant indenture relating to any offering of Warrants will be filed by the Company with the securities regulatory authorities in Canada and the United States after it has been entered into by the Company, and will be incorporated by reference as an exhibit to the Registration Statement.
The applicable Prospectus Supplement will include details of the warrant indentures, if any, governing the Warrants being offered. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set out in the applicable Prospectus Supplement. The Prospectus Supplement relating to any Warrants the Company offers will describe the Warrants and the specific terms relating to the offering. The description will include, where applicable:
•
the designation and aggregate number of Warrants;

•
the price at which the Warrants will be offered;

•
the currency or currencies in which the Warrants will be offered;

•
the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

•
the designation, number and terms of the Common Shares or Preferred Shares, as applicable, that may be purchased upon exercise of the Warrants, and the procedures that will result in the adjustment of those numbers;

•
the exercise price of the Warrants;

•
the designation and terms of the Securities, if any, with which the Warrants will be offered, and the number of Warrants that will be offered with each Security;

•
if the Warrants are issued as a unit with another Security, the date, if any, on and after which the Warrants and the other Security will be separately transferable;

•
any minimum or maximum amount of Warrants that may be exercised at any one time;

•
any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

•
whether the Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

•
material U.S. and Canadian federal income tax consequences of owning the Warrants; and

•
any other material terms or conditions of the Warrants.

Warrant certificates will be exchangeable for new Warrant certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the securities subject to the Warrants. The Company may amend the warrant indenture(s) and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not prejudice the rights of the holders of outstanding Warrants, as a group.
DESCRIPTION OF SUBSCRIPTION RECEIPTS
The Company may issue Subscription Receipts separately or together with Common Shares, Preferred Shares or Warrants, as the case may be. The Subscription Receipts will be issued under a subscription receipt agreement. This section describes the general terms that will apply to any Subscription Receipts that may be offered by the Company pursuant to this Prospectus.
The applicable Prospectus Supplement will include details of the subscription receipt agreement covering the Subscription Receipts being offered. A copy of each subscription receipt agreement relating to any offering of Subscription Receipts will be filed by the Company with the securities regulatory authorities in Canada and the United States after it has been entered into by the Company, and will be incorporated by reference as an exhibit to the Registration Statement. The specific terms of the Subscription Receipts, and the extent to which the general terms described in this section apply to those Subscription Receipts, will be set forth in the applicable Prospectus Supplement. This description will include, where applicable:
•
the number of Subscription Receipts;

•
the price at which the Subscription Receipts will be offered;

•
conditions to the exchange of Subscription Receipts into Common Shares, Preferred Shares or Warrants, as the case may be, and the consequences of such conditions not being satisfied;

•
the procedures for the exchange of the Subscription Receipts into Common Shares, Preferred Shares or Warrants;

•
the number of Common Shares, Preferred Shares or Warrants that may be exchanged upon exercise of each Subscription Receipt;

•
the designation and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Security;

•
the dates or periods during which the Subscription Receipts may be exchanged into Common Shares, Preferred Shares or Warrants;

•
terms applicable to the gross or net proceeds from the sale of the Subscription Receipts plus any interest earned thereon;

•
material U.S. and Canadian federal income tax consequences of owning the Subscription Receipts;

•
any other rights, privileges, restrictions and conditions attaching to the Subscription Receipts; and

•
any other material terms and conditions of the Subscription Receipts.

Subscription Receipt certificates will be exchangeable for new Subscription Receipt certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exchange of their Subscription Receipts, holders of Subscription Receipts will not have any of the rights of holders of the securities subject to the Subscription Receipts.
DESCRIPTION OF UNITS
The Company may issue Units comprised of one or more of the other Securities described in this Prospectus in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each Security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included Security. A unit agreement, if any, under which a Unit is issued may provide that the Securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date. The applicable Prospectus Supplement will describe the terms of the Units. The description will include, where applicable:
•
the designation of the Units and of the Securities comprising the Units;

•
the aggregated number of Units offered;

•
the price at which the Units will be offered;

•
the currency or currencies in which the Units will be offered;

•
any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the Units;

•
whether the Units and the securities comprising the Units are to be issued in registered form, “book-entry only” form, non-certificated inventory system form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof; and

•
any other material terms or conditions of the Units.

Unit certificates, if any, will be exchangeable for new Unit certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exchange of their Units, holders of Units will not have any of the rights of holders of the securities subject to the Units.
CERTAIN INCOME TAX CONSIDERATIONS
The applicable Prospectus Supplement will describe certain material Canadian federal income tax consequences to an investor of the acquisition, ownership and disposition of any Securities offered thereunder. The applicable Prospectus Supplement may also describe certain United States federal income tax considerations generally applicable to the acquisition, ownership and disposition of any Securities offered thereunder by an investor who is a United States person.

RISK FACTORS
Prospective purchasers of Securities should carefully consider the risk factors described in this Prospectus, those described in a document incorporated by reference in this Prospectus (including subsequently filed documents incorporated by reference) and those described in a Prospectus Supplement relating to a specific offering of Securities. Discussions of certain risks affecting the Company in connection with its business are provided in the Company’s disclosure documents filed with the various securities regulatory authorities which are incorporated by reference in this Prospectus.
The COVID-19 pandemic may have a material adverse effect on our business, financial condition and future growth opportunities
On January 30, 2020, the World Health Organization declared a global emergency with respect to the outbreak of COVID-19 and then characterized it as a pandemic on March 11, 2020. The outbreak has spread globally, causing public health authorities to impose restrictions, such as quarantines, closures, cancellations and travel restrictions. While these effects are expected to be temporary and may be relaxed or rolled back if and when the COVID-19 pandemic abates, the actions may be reinstated as the pandemic continues to evolve and in response to actual or potential resurgences. The duration of the resulting business disruptions and related financial impact cannot be reasonably estimated at this time. While all of the Company’s TMS Centers remain open, and are expected to remain open, during the pandemic, the Company experienced a temporary decline in both patient visits/treatments and new patient treatment starts during the year ended December 31, 2020 as a result of the various “stay at home”, “shelter in place” and/or other restrictions imposed in response to the COVID-19 pandemic. This decline negatively impacted the Company’s business, and in particular has negatively impacted the Company’s cash flows during the year.
As a result of our lower than expected cash flows during 2020, the Company was required to obtain additional financing through the 2020 Equity Offering (as defined below) and under the New Credit Facility, the first $15 million tranche of which closed on December 31, 2020. However, it is possible that our consolidated results in future periods will be negatively impacted by the COVID-19 pandemic. In addition, following the initial closing under the New Credit Facility and the successful completion of the Private Placement, the Company expects to have available liquidity for approximately the next 12 to 14 months. Although we believe we will become cash flow positive in the future, we may require additional financing to fund operating and investing activities, and we can provide no assurance that such financing will be available on acceptable terms, or at all. These conditions indicate the existence of a material uncertainty that may cast substantial doubt as to our ability to continue as a going concern, as our independent auditors have indicated in an explanatory paragraph to their audit opinion issued in connection with, and as discussed in Note 2(a) to, our Annual Financial Statements. The failure to raise such capital when required could result in the delay or indefinite postponement of current business objectives and additional financing may not be available on favorable terms or at all.
The Company relies on third-party suppliers and manufacturers for its TMS Devices. This outbreak has resulted in the extended shutdown of certain businesses around the globe, which may in turn result in disruptions or delays to the Company’s supply chain. These may include disruptions from the temporary closure of third-party supplier and manufacturer facilities, interruptions in TMS Device supply or restrictions on the export or shipment of TMS Devices. Any disruption to the Company’s suppliers and their contract manufacturers will likely impact the Company’s revenue and operating results. The outbreak of COVID-19 may also impact the availability of key TMS Device components, logistics flows and the availability of other resources to support critical operations.
The Company also relies on payors to make timely payments to it for services provided to their beneficiaries. If payors are negatively impacted by a decline in the economy, including as a result of the COVID-19 pandemic, the Company may experience slowdowns in collections and a reduction in the amounts it expects to collect.
A local, regional, national or international outbreak of a contagious disease, including, but not limited to, COVID-19, Middle East Respiratory Syndrome, Severe Acute Respiratory Syndrome, H1N1 influenza virus, avian flu or any other similar illness, or a fear of any of the foregoing, could adversely impact the Company by causing operating delays and disruptions, labor shortages and shutdowns (including as a result of government regulation and prevention measures). If the Company is unable to mitigate the impacts of the COVID-19 pandemic on operations, its costs may increase and revenue could decrease. It is unknown how the Company may be affected if such an epidemic persists for an extended period of time. A widespread health crisis could adversely affect the global economy, resulting in an economic downturn that could impact demand for the services the Company provides.
The future impact of the outbreak is highly uncertain and cannot be predicted, and there is no assurance that the outbreak will not have a material adverse impact on the Company’s future results. The extent of the impact will depend on future developments, including actions taken to contain COVID-19.
We have identified material weaknesses in our internal controls over financial reporting, and an inability to maintain effective internal controls over financial reporting could increase the risk of an error in our financial statements and/or call into question the reliability of our financial statements
We are responsible for establishing and maintaining adequate internal controls over financial reporting, which is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. Because of our inherent limitations and the fact that we are a relatively new public company and are implementing new financial control and management systems, internal controls over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. A failure to prevent or detect errors or misstatements may result in a decline in the market price of the Shares and harm our ability to raise capital in the future.
In connection with the audit of our consolidated financial statements that were prepared in accordance with IFRS, and audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), our management identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.
The Company discovered that, as an emerging growth company, it did not have the formalized internal control environment necessary to satisfy the accounting and financial reporting requirements, including a lack of documentation of its existing internal control environment. The control breakdown that gave rise to the material audit adjustment to revenue for the estimate for variable consideration identified by the external auditors was inadequate review and scrutiny of judgement involved in the application of IFRS 15, Revenue from Contracts with Customers to changes to variable consideration estimates at December 31, 2020. The material weaknesses that our management identified related to the following:
•
the Company did not have an effective risk assessment process that successfully identified and assessed risks of misstatement to ensure controls were designed and implemented to respond to those risks;

•
the Company did not have an effective monitoring process to assess the consistent operation of internal control over financial reporting and to remediate known control deficiencies; and

•
the Company did not effectively design and maintain appropriate segregation of duties and controls over the effective preparation, review and approval, and associated documentation of journal entries.

These control deficiencies are pervasive in impact and resulted in certain material misstatements to the Company’s financial statements identified through the audit, and which were corrected by management. Identified errors resulted in certain adjustments to the amounts or disclosures included revenue, share-based compensation, contributed surplus, cash, accounts receivable, accounts payable and accrued liabilities, loans payable, lender warrants, and professional and legal fees. These errors were corrected prior to the release of the Annual Financial Statements.
The existence of these material weaknesses creates a reasonable possibility that an error may not be prevented or detected in the Company’s annual or interim financial statements on a timely basis.
We have established a remediation plan which includes the following specific remedial actions undertaken by management:

•
implementing a system to manage and automate our internal control over financial reporting processes and procedures;

•
hiring additional accounting and finance resources and personnel with expertise in internal control over financial reporting;

•
implementing processes and controls to better identify and manage the consistent operation of internal control over financial reporting and remediate known control deficiencies, including maintaining appropriate segregation of duties;

•
implementing journal entry approval workflow within our key financial system; and

•
retaining an international accounting firm to conduct a comprehensive assessment of our internal control over financial reporting processes and procedures and make recommendations for additional improvements to such processes and procedures.

We will take all measures necessary to address and cure the underlying causes of the material weaknesses. Once implemented, our remediation plan may take significant time and expense to be fully implemented and may require significant management attention, and our efforts may not prove to be successful in remediating the material weakness and do not guarantee that we will not suffer additional material weaknesses and/or significant deficiencies in the future. At this time, management estimates that it will have remediated the material weaknesses described above by the end of fiscal 2021.
Despite the material weaknesses, and based on management’s assessment, management has concluded that the Company’s control environment continued to result in financial statements in prior periods that presented fairly, in all material respects, the Company’s financial position, results of operations, changes in equity (deficit) and cash flows in accordance with IFRS. As a result, no changes to the required conclusions made by the Company’s certifying officers were necessary. Furthermore, management has concluded that the Annual Financial Statements present fairly, in all material respects, the Company’sfinancial position, results of operations, changes in equity (deficit) and cash flows in accordance with IFRS.
If our management is unable to certify the effectiveness of our internal controls or if additional material weaknesses in our internal controls are identified, we could be subject to regulatory scrutiny and a loss of public confidence, which could harm our business and cause a decline in the price of the Common Shares. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in the market price of the Common Shares and harm our ability to raise capital.
We do not expect that our disclosure controls and procedures and internal controls over financial reporting will prevent all error or fraud. A control system, no matter how well-designed and implemented, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues within an organization are detected. The inherent limitations include the realities that judgments in decision making can be faulty, and that breakdowns can occur because of simple errors or mistakes. Controls can also be circumvented by individual acts of certain persons, by collusion of two or more people or by management override of the controls. Due to the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected in a timely manner or at all. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results could be materially adversely affected, which could also cause investors to lose confidence in our reported financial information, which in turn could result in a reduction in the trading price of the Common Shares.
As a result of our NASDAQ listing, we are now subject to the requirements of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). Section 404 of Sarbanes-Oxley (“Section 404”) requires companies subject to the reporting requirements of the U.S. securities laws to complete a comprehensive evaluation of our internal controls over financial reporting. To comply with this statute, we will be required to document and test our internal control procedures and our management will be required to assess and issue a report concerning our internal controls over financial reporting. Pursuant to the Jumpstart Our Business Startups Act (“JOBS Act”),

we are classified as an “emerging growth company”. Under the JOBS Act, emerging growth companies are exempt from certain reporting requirements, including the independent auditor attestation requirements of Section 404(b) of Sarbanes-Oxley. Under this exemption, our independent auditor will not be required to attest to and report on management’s assessment of our internal control over financial reporting during a transition period of up to five years from our initial registration in the United States. We will need to prepare for compliance with Section 404 by strengthening, assessing and testing our system of internal controls to provide the basis for our report. However, the continuous process of strengthening our internal controls and complying with Section 404 is complicated and time-consuming. Furthermore, we believe that our business will grow in the United States, in which case our internal controls will become more complex and will require significantly more resources and attention to ensure our internal controls remain effective overall. During the course of our testing, our management may identify additional material weaknesses or significant deficiencies, which may not be remedied in a timely manner. If our management cannot favorably assess the effectiveness of our internal controls over financial reporting, or our independent registered public accounting firm identifies additional material weaknesses in our internal controls, investor confidence in our financial results may weaken, and the market price of our securities may suffer.
Cash flow from operations and need for additional financing
To date, we have had negative cash flow from operating activities. Although we believe that we will have positive cash flow from operating activities in the future, we may require additional financing to fund operating and investing activities. To the extent that we have negative cash flows in future periods, certain of the proceeds of any offering may need to be allocated to funding this negative cash flow in addition to our operational expenses or other activities. While the New Credit Facility provides the Company with an option of drawing up to an additional US$15 million in three US$5 million delayed-draw term loan tranches within the 24 months following closing of the New Credit Facility, the ability to draw on such delayed-draw term loans is subject to the Company achieving specific financial milestones relating to the achievement of certain tiered EBITDA and revenue targets; debt-to-EBITDA ratio and debt-to-enterprise value ratio targets; and minimum unrestricted cash and daily average unrestricted cash requirements. As of the date of this Prospectus, the Company does not currently meet these financial milestones and is, therefore, unable to draw down on any of the delayed-draw term loan tranches under the New Credit Facility at this time.
The Company, as part of its annual budgeting process, evaluates its estimated annual cash requirements to fund planned expansion activities and working capital requirements of existing operations. Based on this cash budget and considering its anticipated cash flows from regional operations, its holdings of cash, the New Credit Facility and the net proceeds from the Private Placement, the Company believes that it has sufficient capital to meet its future operating expenses, capital expenditures and future debt service requirements for approximately the next 12 to 14 months. The Company’s cash balance and working capital as at June 30, 2021 was approximately US$19.0 million and US$14.3 million, respectively.
If additional liquidity is required, management plans to secure the necessary financing through the issuance of new public or private equity or debt instruments. There is no assurance that additional future funding will be available to the Company, or that it will be available on terms which are acceptable to management. The failure to raise such capital could result in the delay or indefinite postponement of all or any of the Company’s current contemplated or future business objectives and expansion plans and impede its continued development and growth. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favorable to the Company. If additional funds are raised through issuances of equity, existing shareholders could suffer significant dilution, and any new equity securities issued could have rights, preferences and privileges superior to those of holders of Common Shares.
In connection with the Company’s C$15 million (approximately $10.8 million) public offering of Common Shares completed on May 21, 2020 (the “2020 Equity Offering”), the Company noted that, basedon its cash budget and considering its anticipated cash flows from regional operations, the cost containment measures implemented by the Company as a result of the COVID-19 pandemic, and its holdings of cash and assuming the net proceeds from the 2020 Equity Offering, the Company believed that it had sufficient capital to meet its future operating expenses, capital expenditures and future debt service requirements for approximately 18 months. As a result of a number of underlying factors, the Company reduced this estimate in its management’s discussion and analysis for the financial year ended December 31, 2020 incorporated by reference herein to three months (as of March 30, 2021). The underlying factors that were primarily responsible for the reduction from the May 2020 budget/forecast included:
•
US$15.7 million of increased operational cash burn as compared to the Company’s original estimate in connection with the 2020 Equity Offering, primarily due to (i) a decrease in revenue (as a result of lower patient volumes than anticipated in the original estimate) and collections (as a result of lower than anticipated cash collections due to the negative impact that the COVID-19 pandemic had on payor processes) and (ii) higher than anticipated employee compensation costs as a result of furloughed staff returning earlier than anticipated. This figure is distinct from the $3,155,240 provision for adjustment to variable consideration estimate as described under “Recent Developments — Supplemental Information Relating to Revenue and Accounts Receivable” in this Prospectus;

•
US$7.2 million of additional unforeseen expenses due to the out-performance of Achieve TMS which resulted in an earn-out payable to the vendors that was higher than anticipated; and

•
US$1.0 million of additional unforeseen expenses associated with the preparation and ultimate listing of the Common Shares on NASDAQ.

MATERIAL CONTRACTS
Except for material contracts entered into in the ordinary course of business, the only material contracts entered into by the Company within the most recently completed financial year and through to the date of this Prospectus, or prior thereto and that are still in effect as of the date hereof, are set forth below:
(a)
The credit and security agreement dated December 31, 2020 between the Company and Oxford Finance LLC;

(b)
The securities purchase agreement dated June 14, 2021 among the Company and the Subscribers entered into in connection with the Private Placement;

(c)
The registration rights agreement dated June 14, 2021 among the Company and the Subscribers entered into in connection with the Private Placement; and

(d)
The investor rights agreement dated June 14, 2021 among the Company, MSS, Greybrook Health and 1315 Capital entered into in connection with the Private Placement.

Additional details with respect to the terms of these contracts are included elsewhere in this Prospectus or in the documents incorporated by reference herein. Copies of the material contracts noted above are available under the Company’s SEDAR profile at www.sedar.com or in the United States through EDGAR at the website of the SEC at www.sec.gov.
PROMOTER
Greybrook Health may be considered a promoter of the Company within the meaning of securities legislation of certain provinces and territories of Canada. GreybrookHealth currently holds an approximate 28.1% ownership interest in the Company through ownership of 4,527,697 Shares.
EXEMPTIONS
Pursuant to a decision of the Autorité des marchés financiers dated June 29, 2021, the Company was granted a permanent exemption from the requirement to translate into French this Prospectus as well as the documents incorporated by reference therein and any Prospectus Supplement to be filed in relation to an “at-the-market distribution”. This exemption is granted on the condition that this Prospectus and any Prospectus Supplement (other than in relation to an “at-the-market distribution”) be translated into French if the Company offers Securities to Québec purchasers in connection with an offering other than in relation to an “at-the-market distribution”.

LEGAL MATTERS
Certain legal matters relating to the offering of Securities hereunder will be passed upon on behalf of the Company by Torys LLP with respect to Canadian and U.S. legal matters. At the date hereof, the partners and associates of Torys LLP, as a group, beneficially own, directly or indirectly, less than one per cent of any outstanding securities of the Company or any associate or affiliate of the Company.
AUDITORS, TRANSFER AGENT AND REGISTRAR
KPMG LLP are the auditors of the Company and have confirmed that they are independent with respect to the Company within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation and also that they are independent accountants with respect to the Company under all relevant U.S. professional and regulatory standards.
The transfer agent and registrar for the Common Shares is Computershare Investor Services Inc. at its principal office in Toronto, Ontario. Computershare Trust Company, N.A. serves as the U.S. transfer agent for the Common Shares.
ENFORCEABILITY OF CIVIL LIABILITIES IN THE UNITED STATES
The Company is a corporation incorporated under and governed by the Business Corporations Act (Ontario). Some of the Company’s directors and officers and some of the experts named in this Prospectus reside principally in Canada, and some of the Company’s assets and all or a substantial portion of the assets of these persons is located outside the United States. The Company has appointed an agent for service of process in the United States, but it may be difficult for investors who reside in the United States to effect service of process upon these persons in the United States, or to enforce a U.S. court judgment predicated upon the civil liability provisions of the U.S. federal securities laws against the Company or any of these persons. There is substantial doubt whether an action could be brought in Canada in the first instance predicated solely upon U.S. federal securities laws.
The Company has filed with the SEC, concurrently with the initial filing of the Registration Statement, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed TMS NeuroHealth Centers Inc. as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC and any civil suit or action brought against or involving the Company in a United States court arising out of or related to or concerning the offering of Securities under this Prospectus.

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 136 of the Business Corporations Act (Ontario) provides, in part, as follows:
Indemnification
(1)
A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

Advance of Costs
(2)
A corporation may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1), but the individual shall repay the money if the individual does not fulfil the conditions set out in subsection (3).

Limitation
(3)
A corporation shall not indemnify an individual under subsection (1) unless the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request.

Same
(4)
In addition to the conditions set out in subsection (3), if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the corporation shall not indemnify an individual under subsection (1) unless the individual had reasonable grounds for believing that the individual’s conduct was lawful.

Derivative Actions
(4.1)
A corporation may, with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

Right to indemnity
(4.2)
Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking an indemnity,

(a)
was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b)
fulfils the conditions set out in subsections (3) and (4).

Nothing in the articles of incorporation, by-laws or resolutions of the Registrant limits the right of any person entitled to claim indemnity apart from the indemnity provided pursuant to Section 136 of the Business Corporations Act (Ontario).

The Registrant maintains a policy of directors’ and officers’ liability insurance which insures, subject to certain exclusions, directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS
Exhibit	Description
4.1*
Annual Information Form of the Registrant for the year ended December 31, 2020 dated March 30, 2021 (incorporated by reference to Exhibit 99.1 of the Registrant’s Annual Report on Form 40-F filed on March 30, 2021).

4.2*
Audited Consolidated Financial Statements of the Registrant for the financial years ended December 31, 2020 and December 31, 2019, and the notes thereto together with the report of the independent auditors thereon (the “Annual Financial Statements”) (incorporated by reference to Exhibit 99.2 of the Registrant’s Annual Report on Form 40-F filed on March 30, 2021).

4.3*
Management’s Discussion and Analysis of the Registrant dated March 30, 2021 for the Annual Financial Statements (incorporated by reference to Exhibit 99.3 of the Registrant’s Annual Report on Form 40-F filed on March 30, 2021).

4.4*	Condensed Interim Consolidated Financial Statements, for the three months ended March 31, 2021 (incorporated by reference to Exhibit 99.2 of the Registrant’s Form 6-K filed on May 14, 2021).
4.5*
Management’s Discussion and Analysis of the Registrant dated May 14, 2021 for the Condensed Interim Consolidated Financial Statements, for the three months ended March 31, 2021 (incorporated by reference to Exhibit 99.3 of the Registrant’s Form 6-K filed on May 14, 2021).

4.6*
Management Information Circular of the Registrant dated December 4, 2020 in connection with its special meeting of shareholders held on January 12, 2021 (incorporated by reference to Exhibit 99.22 of the Registrant’s Registration Statement on Form 40-F filed on March 10, 2021).

4.7*
Management Information Circular of the Registrant dated May 7, 2021 in connection with its annual meeting of shareholders held on June 14, 2021 (incorporated by reference to Exhibit 99.6 of the Registrant’s Form 6-K filed on May 14, 2021).

4.8*	Material Change Report of the Registrant dated February 2, 2021 (incorporated by reference to Exhibit 99.29 of the Registrant’s Registration Statement on Form 40-F filed on March 10, 2021).
4.9*	Material Change Report of the Registrant dated January 11, 2021 (incorporated by reference to Exhibit 99.30 of the Registrant’s Registration Statement on Form 40- F filed on March 10, 2021).
4.10*	Material Change Report of the Registrant dated June 22, 2021 (incorporated by reference to Exhibit 99.1 of the Registrant’s Report of Foreign Issuer on Form 6-K filed on June 22, 2021).
5.1	Consent of KPMG LLP.
5.2*	Consent of Torys LLP
6.1*	Powers of Attorney (included on the signature pages of this Registration Statement).

*
Previously filed

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
ITEM 1. UNDERTAKING
The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.
ITEM 2. CONSENT TO SERVICE OF PROCESS
Concurrently with the filing of the initial Registration Statement on Form F-10, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.
Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment of the Form F-X referencing the file number of this Registration Statement.
III-1

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on the 22nd day of July, 2021.
GREENBROOK TMS INC.
By:
/s/ Bill Leonard

Name: Bill Leonard
Title: Chief Executive Officer
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on the 22nd day of July, 2021.
Signature	Title
/s/ Bill Leonard Bill Leonard	President, Chief Executive Officer and Director (Principal Executive Officer)
* Erns Loubser	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Brian P. Burke	Director
* Colleen Campbell	Director
* Sasha Cucuz	Director
* Adrienne Graves	Director
* Adele C. Oliva	Director
* Frank Tworecke	Director
* Elias Vamvakas	Director

*By:
/s/ Bill Leonard

Name: Bill Leonard
Title: Attorney-in-Fact
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AUTHORIZED U.S REPRESENTATIVE
Pursuant to the requirements of the Securities Act, the undersigned, the Registrant’s duly authorized representative in the United States has signed this Amendment No.1 to the Registration Statement on this 22nd day of July, 2021.
TMS NEUROHEALTH CENTERS INC.
By:
/s/ Bill Leonard

Name: Bill Leonard
Title: President
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